Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Acceptance Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-102210, 333-115601, and 333-121551) on Form S-8 of First Acceptance Corporation of our report dated September 9, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of First Acceptance Corporation and subsidiaries for the year ended June 30, 2005, which report appears in the June 30, 2007 annual report on Form 10-K of First Acceptance Corporation.
/s/ KPMG LLP
Dallas, Texas
September 13, 2007